Exhibit 10.11.3

PRINCIPAL FINANCIAL GROUP, INC.

AND

PRINCIPAL LIFE INSURANCE COMPANY

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

(APPROVED NOVEMBER 22, 2021)

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10.12	Tax Withholding	30
10.13	Waiver	31
10.14	Joint and Several Liability	31
10.15	Entire Agreement	31

PRINCIPAL FINANCIAL GROUP, INC.

AND

PRINCIPAL LIFE INSURANCE COMPANY

CHANGE-OF-CONTROL EMPLOYMENT AGREEMENT

(APPROVED NOVEMBER 22, 2021)

In consideration of Executive’s continued participation in Principal Financial Group, Inc.’s equity awards program, this Agreement, dated as of [DATE] (the “Agreement Date”) is made by and among Principal Financial Group, Inc., a Delaware corporation (together with all successors thereto, “PFG”), Principal Financial Services, Inc., an Iowa corporation, and Principal Life Insurance Company, an Iowa corporation (together with all successors thereto, “Life”) (each of the foregoing referred to individually as a “Company” or collectively as “Companies”), and [INSERT NAME] (“Executive”).

RECITALS

The Companies have determined that it is in the best interests of the Companies and their shareholders to assure that the Companies will have the continued service of Executive. The Companies also have concluded that it is imperative to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of PFG, to encourage Executive’s full attention and dedication to the Companies, and to provide Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of Executive will be satisfied and are competitive with those of similarly-situated businesses. This Agreement is intended to accomplish these objectives. To the extent the Companies and Executive previously entered into any change of control agreement (the “Prior Agreement”) the parties have determined that the Prior Agreements shall be superceded in their entirety by this Change of Control Employment Agreement.

Article I.

Term

1.1Term. This Agreement shall have an initial term commencing on the Agreement Date and ending on the second anniversary of the Agreement Date. On the second anniversary and each subsequent anniversary of the Agreement Date, the Agreement Term shall automatically be extended for one additional year unless prior thereto the Company shall have delivered written notice (an “Expiration Notice”) to Executive that the Agreement shall expire at the end of its then current term (including any extensions of the initial term that having previously occurred) (the “Expiration Date”). Notwithstanding the foregoing, if an Effective Date occurs before the Expiration Date, then the Agreement Term shall automatically be extended to the second anniversary of the Effective Date and shall then expire. If an Expiration Notice is given but an Effective Date or a Pre-Change of Control Event occurs before the Expiration Date, then the Expiration Notice shall be void and be of no further effect. However, if a Pre-Change of Control Event does not culminate in a Change of Control, then the Expiration

Notice shall be reinstated and the Agreement Term shall expire on the later of (i) the originally specified Expiration Date or (ii) the date the Board determines in good faith that the Pre-Change of Control Event will not result in a Change of Control.

1.2Effective Date. Except as otherwise expressly provided herein, this Agreement shall not have any affect until the occurrence of an Effective Date. Notwithstanding anything else in the Agreement to the contrary (other than Section 1.3 hereof), the provisions of this Agreement other than Article VIII shall have no force and effect unless Executive is an employee of the Companies or an Affiliate continuously from the Agreement Date to the Effective Date.

1.3Actions Taken Prior to the Effective Date at the Direction or Request of a Third Party. Notwithstanding anything else contained in this Agreement (including, without limitation, Section 1.2 hereof), if following or in connection with a Pre-Change of Control Event, any Person other than the Board or any of the Companies directs, requests or otherwise causes or seeks to have occur a termination of Executive’s employment with the Companies or an adverse change in the terms and conditions of Executive’s employment with the Companies prior to an Effective Date, and such action results, directly or indirectly, in the termination of Executive’s employment or an adverse change in the terms and conditions of Executive’s employment, solely for purposes of this Agreement and determining Executive’s rights and entitlements hereunder, any such action shall be deemed not to have occurred on the date actually taken, but instead to be taken immediately following the Effective Date, with the consequence that (i) in the case of a termination of employment, Executive shall be deemed to have been terminated following the Effective Date (and unless such termination would qualify as a termination for Cause hereunder, Executive shall be entitled to the benefits payable pursuant to Article V hereof), and (ii) in the case of an adverse change in employment terms and conditions, shall not be taken into account in determining Executive’s terms and conditions of employment in any period prior to the Effective Date and shall be deemed to have occurred immediately after the Effective Date for purposes of determining whether Executive has Good Reason to terminate Executive’s employment hereunder and to receive the benefits payable pursuant to Article V.

Article II.

Certain Definitions

As used in this Agreement, the terms specified below shall have the following meanings:

2.1 “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to any Company’s latest fiscal year ended prior to Executive’s Termination Date.

2.2“Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date.

2.3“Accrued LTIP Bonus” means a payment equal to the sum of the amount of any Equity Service Award, Equity Performance Award, or co-investment award earned pursuant to an applicable Plan but not granted prior to Executive’s Termination Date.

2.4“Accrued Obligations” means, as of any date, Executive’s Current Obligations and any other amounts and benefits which are then due to be paid or provided to Executive by the Company but have not yet been paid or provided (as applicable).

2.5“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

2.6“Agreement Date” -- see the introductory paragraph of this Agreement.

2.7“Annual Bonus” -- see Section 3.2(b).

2.8“Annual Performance Period” means the calendar year or any other period of time not greater than 12 months specifically designated as the applicable annual performance period in accordance with any annual bonus arrangement applicable to Executive.

2.9“Article” means an article of this Agreement.

2.10“Base Salary”. -- see Section 3.2(a).

2.11“Beneficial Owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

2.12“Beneficiary” -- see Section 10.3.

2.13“Board” means the Board of Directors of PFG or, from and after the effective date of a Reorganization Transaction, the Board of Directors of the Surviving Corporation.

2.14“Bonus Pro-ration Fraction” -- see the definition of Pro-rata Annual Bonus.

2.15“Cause” -- see Section 4.3.

2.16“Change of Control” means, except as otherwise provided below, the occurrence of any one or more of the following:

(a)any SEC Person becomes the Beneficial Owner of 40% or more of the common stock or of Voting Securities representing 40% or more of the combined voting power of all Voting Securities of PFG (such an SEC Person, a “40% Owner”); or

(b)the PFG Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(c)consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”) where the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of PFG immediately before such Reorganization Transaction are not or do not become, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of 60% of each of (i) the then-outstanding common stock of the Surviving Corporation and (ii) the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of PFG immediately before such Reorganization Transaction; or

(d)approval by PFG’s shareholders and consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of PFG or a plan of liquidation of PFG.

Notwithstanding the occurrence of any of the foregoing events, for purposes of this Agreement, a Change of Control shall not be deemed to have occurred for purposes of this Agreement, with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

2.17“Code” means the Internal Revenue Code of 1986, as amended.

2.18“Confidential Information” – see Section 8.1

2.19“Company” – see the introductory paragraph to this Agreement.

2.20“Competitive Business” means as of any date (including during the one-year period commencing on the Termination Date), any Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

(a)the underwriting, reinsurance, marketing or sale of (i) any form of insurance of any kind that any of the Companies as of such date does, or has under active consideration a proposal to, underwrite, reinsure, market or sell (any such form of insurance, a “Company Insurance Product” or (ii) any other form of insurance that is marketed or sold in competition with any Company Insurance Product, or

(b)the sale of financial services which involve (i) the management, for a fee or other remuneration, of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice, for a fee or other remuneration, with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (iii) financial planning services in connection with the sale of financial services, or

(c)the design, implementation and administration of employee benefit plans, including plan documents, employee communications, reporting, disclosure, financial advice, investment advice, and fiduciary services, or

(d)any other business that as of such date is a direct and material competitor of a Company or its Affiliates to the extent that prior to the date of determination (or, if earlier, Executive’s Termination Date) any of the Companies or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and is located anywhere in the United States or anywhere outside of the United States where such Company or its Affiliates is then engaged in or has under active consideration a proposal to engage in any of such activities.

2.21“Covered Payments” – see Section 5.9

2.22“Current Obligations”. means the sum of the amounts of Executive’s Accrued Annual Bonus, Accrued Base Salary, Accrued LTIP Bonus, and any accrued but unpaid paid time off; provided that, if any amount that would otherwise be treated as a Current Obligation would, if paid when specified hereunder, constitute deferred compensation within the meaning of Section 409A of the Code, such amount shall not be treated as a Current Obligation.

2.23“Disability” – see Section 4.1(b).

2.24“Effective Date” means the date on which a Change of Control first occurs during the term of the Agreement.

2.25“Employment Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided that, in the event Executive’s employment terminates after the Effective Date, in circumstances under which Executive becomes entitled to receive the payments described in Section 5.1 or due to Executive’s death or Disability, the Employment Period shall end on the date of such termination of employment.

2.26“Equity Performance Award” – see Section 3.3.

2.27“Equity Service Award” – see Section 3.3.

2.28“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.29“40% Owner” see paragraph (a) of the definition of “Change of Control.”

2.30“Good Reason” -- see Section 4.4.

2.31“Including” means including without limitation.

2.32“Incumbent Directors” means, as of any date, the individuals then serving as members of the Board who were members of the Board as of the Agreement Date; provided that any person appointed or elected as a member of the Board after the Agreement Date whose election, or nomination for election, by stockholders of PFG or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with a proxy solicitation or contest by any Person (other than any of the Companies) to elect or remove one or more members of the Board.

2.33“Interaction” – see Section 8.3.

2.34“IRS” means the Internal Revenue Service of the United States of America.

2.35 “LTIP” means the Principal Financial Group Stock Incentive Plan, the Principal Financial Group 2005 Stock Incentive Plan, the Principal Financial Group 2010 Stock Incentive Plan, the Principal Financial Group 2014 Stock Incentive Plan, the Principal Financial Group, Inc. 2021 Stock Incentive Plan, any co-investment Plans, and any other or successor long-term incentive plan established by any of the Companies or any Surviving Corporation.

2.36“LTIP Award” means a grant under the LTIP.

2.37“LTIP Bonus” means the amount paid or earned in respect of an LTIP Award.

2.38“LTIP Performance Period” means the performance period applicable to an Equity Performance Award, as designated in accordance with the LTIP.

2.39“LTIP Target Award” means, in respect of any Equity Performance Award, the amount which Executive would have been entitled to receive for the LTIP Performance Period corresponding to such Equity Performance Award if the performance goals established pursuant to such Equity Performance Award were achieved at the target level (currently 100%) as of the end of the LTIP Performance Period.

2.40 “New Employing Entity” – see Section 10.2.

2.41“Non-Qualified Plan” means a plan that is not qualified under Section 401(a) of the Code.

2.42“Notice of Consideration” -- see Section 4.3.

2.43“Notice of Termination” means a written notice given in accordance with Section 10.7 which sets forth (i) the specific termination provision in this Agreement relied upon by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

2.44“Peer Executive” -- If immediately prior to the Effective Date the Executive participated in incentive compensation programming specific to an asset management business unit of the Companies or their Affiliates, as opposed to enterprise incentive compensation programming, then for the Executive “Peer Executive” means each person who immediately prior to the Effective Date also participated in incentive compensation programming specific to an asset management business unit of the Companies or their Affiliates and who was a party to a change of control agreement having terms generally consistent with those of this Agreement, and all employees other than executive officers who perform policy-making functions, regardless of title, specifically for the asset management business units of any organization that is a successor in interest to, or the direct or indirect parent of, any of the Companies. If immediately prior to the Effective Date the Executive participated in enterprise incentive compensation programming, as opposed to incentive compensation programming specific to an asset management business unit of the Companies or their Affiliates, then for the Executive “Peer Executive” means each officer of any of the Companies or their Affiliates who also participates in enterprise incentive compensation programming and who was a party to a change of control agreement having terms generally consistent with those of this Agreement, and all executive officers (and all other employees performing policy-making functions, regardless of title) of any organization that is a successor in interest to, or the direct or indirect parent of, any of the Companies.

2.45“Periodic Bonus” -- see Section 3.2(b).

2.46“Periodic Bonus Period” -- see Section 3.2(b)

2.47“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.48“PFG” – see the introductory paragraph to this Agreement.

2.49“Plans” means plans, programs, policies, practices or procedures of the Companies or their Affiliates.

2.50“Pre-Change of Control Event” .means the occurrence of any one or more of the following: (i) the commencement of a tender offer for Voting Securities of PFG, consummation of which would result in a SEC Person becoming a 40% owner; (ii) a proxy solicitation or contest for the election of one or more Board members commenced by a person other than PFG; (iii) one of the Companies enters into an agreement the consummation of which would constitute a Reorganization Transaction or would otherwise result in a Change of Control; or (iv) any other event, transaction or occurrence that the Board declares to be a Pre-Change of Control Event.

2.51“Pro-rata Annual Bonus” .means an amount equal to the product of Executive’s Target Annual Bonus (for the fiscal year in which the Effective Date or Termination Date occurs, as applicable, but disregarding any reduction in such Target Annual Bonus that would qualify as a Good Reason if Executive were to terminate employment on account thereof) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Effective Date or Termination Date, as applicable and the denominator of which equals 365 (the “Bonus Pro-ration Fraction”).

2.52“Pro-rata Periodic Bonus” . means an amount equal to the product of (i) the average bonus, determined by dividing (A) the sum of all Periodic Bonuses payable to the Executive in respect of the 12 months preceding the Executive’s Termination Date, by (B) the number of Periodic Bonuses payable during such 12 month period multiplied by (ii) a fraction, the numerator of which equals the number of days from and including the first day of the then current Periodic Bonus Period through and including the Termination Date, and the denominator of which is the number of days in such Periodic Bonus Period.

2.53“Qualified Plan” means a plan that is qualified under Section 401(a) of the Code.

2.54 “Reorganization Transaction” -- see clause (c) of the definition of “Change of Control.”

2.55“SEC” means the United States Securities and Exchange Commission.

2.56“SEC Person” means any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of any Company or any employee benefit plan (or any related trust) of PFG or any of its Affiliates.

2.57“Section” means, unless the context otherwise requires, a section of this Agreement.

2.58“Section 409A” means Section 409A of the Code. Any term said to be within the meaning of Section 409A shall mean such term as defined in the Code, or any regulations or interpretations promulgated thereunder, in each case after giving effect to any transition rules or relief available thereunder.

2.59“SERP” means a supplemental executive retirement Plan that is not qualified under Section 401(a) of the Code, including the Supplemental Executive Retirement Plan for Employees (or any successor plan).

2.60“Surviving Corporation” . means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation, (if such corporation is a stock company at the relevant time), or of the mutual life insurance holding company policies (if such corporation is a mutual life insurance holding company at the relevant time) are directly or indirectly owned by another corporation, the highest corporation in an unbroken chain of corporations that includes PFG or any successor in interest thereto.

2.61“Target Annual Bonus” .means as of a certain date the amount equal to the product of (i) Executive’s Base Salary determined as of such date multiplied by (ii) the percentage of such Base Salary which Executive would have been entitled to receive as an Annual Bonus for the Annual Performance Period in which such determination is being made if the performance goals established with respect thereto were achieved at the 100% level as of the end of the Annual Performance Period; provided, however, that no reduction in Executive’s Base Salary or Annual Bonus that would qualify as Good Reason shall be taken into account for purposes of determining Target Annual Bonus pursuant to this definition.

2.62“Taxes” means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

2.63“Termination Date” means the date of the receipt of a Notice of Termination by Executive (if such Notice is given by the Company) or by or on behalf of the Companies (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice as of which Executive’s Termination of Employment shall occur; provided, however, that:

(i)if Executive’s Termination of Employment occurs by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the date of the Disability (as described in Section 4.1(a)), as applicable; and

(ii)if no Notice of Termination is given, the Termination Date and Executive’s Termination of Employment shall be the last date on which Executive is employed by the Company.

2.64“Termination of Employment” means any termination of Executive’s employment with each of the Companies or their Affiliates, whether such termination is initiated by the Companies or by Executive. Notwithstanding the foregoing, if following such Termination of Employment Executive continues to provide (or is reasonably expected to continue to provide) services for any of the Companies or any other person who would be treated as a single employer with any of the Companies under Section 414(b) or 414(c) of the Code, then “Termination of Employment” shall mean a “separation from service” within the meaning of Section 409A, and no amount payable to Executive commencing based on such Termination of Employment shall become due and payable unless and until, and the timing thereof shall be determined based on when, Executive incurs such a separation from service.

2.65“Transferring Employer” – see Section 10.2.

2.66“Voting Securities” means (a) with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation, and (b) with respect to a mutual life insurance company or mutual life insurance holding company, policies of such company entitled to vote generally in the election of directors of such company.

2.67“Welfare Benefits” means the following (and only the following) welfare benefits, whether or not provided under a Plan: accidental death and dismemberment (AD&D), dental, medical, vision and group-term life insurance.

2.68“Work Product” – see Section 8.4

Article III.

Employment Period

3.1Position and Duties.

(a)Change of Control. During the Employment Period, (i) Executive’s position (including offices, titles, responsibilities and reporting requirements, but not reporting responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (ii) Executive’s services shall be performed at the location where Executive worked immediately before the Effective Date or any other location no more than 50 miles from such location.

(b)Executive’s Obligations. During the Employment Period, Executive agrees to devote Executive’s full attention and business time (other than during any periods of paid time off, sick leave or disability to which Executive is entitled) to the business and affairs of the Companies and, to the extent necessary to discharge the duties assigned to Executive in accordance with this Agreement, to use Executive’s commercially reasonable best efforts to perform such duties. During the Employment Period, Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s duties under this Agreement. To the extent that any such activities were conducted by Executive immediately prior to the Effective Date and such conduct was not in violation of any Plans of any of the Companies, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of Executive’s duties under this Agreement.

3.2Compensation.

(a)Base Salary. During the Employment Period, the Companies shall pay or cause to be paid to Executive an annual base salary in cash, which shall be paid in a manner consistent with the Companies’ payroll practices in effect immediately before the Effective Date, at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by the Companies in respect of the 12-month period immediately before the Effective Date (such annual rate salary, the “Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time in such manner as shall be substantially consistent with increases in base salary awarded to Peer Executives. Any increase in Base Salary shall not limit or reduce any other obligation of the Companies to Executive under this Agreement. After any such increase, the Base Salary shall not be reduced and the term “Base Salary” shall thereafter refer to the increased amount.

(b)Annual Bonus. In addition to Base Salary, the Companies shall provide to Executive the opportunity to receive payment of regular cash bonuses in accordance with this Section 3.2(b). If, immediately prior to the Effective Date, Executive participated in a Plan that provided for an annual cash bonus in respect of each Annual Performance Period (an “Annual Bonus”), then the Companies shall afford Executive the opportunity to receive an Annual Bonus with respect to each Annual Performance Period which ends during the Employment Period. If, immediately prior to the Effective Date, Executive participated in a Plan that provided for a cash bonus payable in respect of a performance period of less than 12 months (a “Periodic Bonus Period”), then the Companies shall afford Executive the opportunity to receive a bonus (a “Periodic Bonus”) for each comparable period ending during the Employment Period. Executive’s Annual Bonus or Periodic Bonus opportunity in respect of any Annual Performance Period or Periodic Bonus Period shall not be less than, and shall have target performance goals no more difficult to achieve than, those associated with the Annual Bonus or Periodic Bonus in effect with respect to the Annual Performance Period or Periodic Bonus Period, as the case may be, in effect immediately prior to the Effective Date. Any Annual Bonus or Periodic Bonus shall be paid not later than March 15 of the calendar year following the calendar year in which the applicable Annual Performance Period or Periodic Bonus Period ends.

(c)Other Compensation and Benefits. In addition to Base Salary and Annual Bonus and/or Periodic Bonus, throughout the Employment Period the Companies shall provide the following other compensation and benefits to Executive, provided that in no event shall such other compensation and benefits be materially less favorable, in the aggregate, than the most favorable compensation and benefits (exclusive of Base Salary and Annual Bonus and/or Periodic Bonus) provided by the Companies to Executive, including any such compensation and benefits provided under Plans (exclusive of Base Salary and Annual Bonus and/or Periodic Bonus) at any time during the 90-day period immediately before the Effective Date:

(1)LTIP Awards. LTIP Awards that are Equity Performance Awards shall be granted to Executive at least as frequently as Equity Performance Awards were granted to Executive during the three-year period immediately preceding the Effective Date. Any Equity Performance Award granted pursuant to this Section shall have a target payment not less than the average of the target payments of the Executive’s Equity Performance Awards of the same nature that were outstanding immediately prior to the Effective Date. Any Equity Performance Award granted pursuant to this section shall have target performance goals that are not substantially more difficult to obtain, on average, than the target performance goals under Executive’s Equity Performance Awards of the same nature outstanding on the Effective Date. Any Equity Performance Award granted pursuant to this Section shall vest and be paid not later than March 15 of the calendar year following the calendar year in which the applicable LTIP Performance Period ends.

LTIP Awards that are Equity Service Awards or co-investment awards shall be granted to Executive at least as frequently as such Equity Service Awards or co-investment awards were granted to Executive in the ordinary course of business during the three-year period immediately preceding the Effective Date. An Equity Service Award or co-investment award granted pursuant to this Section shall have a value at the date of grant at least equal to the average value of the same type of Equity Service Award or co-investment award granted in the ordinary course of business during the three-year period immediately preceding the Effective Date. An Equity Service Award or co-investment award granted pursuant to this Section shall have vesting and payment terms and conditions no less favorable than those applicable to the last such Equity Service Award or co-investment award of the same nature made in the ordinary course of business prior to the Effective Date;

(2)Incentive, Savings and Retirement Plans. Executive shall be eligible to participate in all incentive (including long-term incentives), savings and retirement Plans applicable to Peer Executives;

(3)Welfare Benefit Plans. Executive and Executive’s family shall be eligible to participate in, and receive any Welfare Benefits provided by the Company to any Peer Executive and their family;

(4)Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to Peer Executives;

(5)Expenses. Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by Executive upon the Company’s receipt of accountings in accordance with the most favorable Plans applicable to Peer Executives; and

(6)Vacation. Executive shall be entitled to paid time off in accordance with the most favorable Plans applicable to Peer Executives.

3.3Stock Incentive Awards. On the Effective Date, any then outstanding equity or equity-based awards other than stock options or stock appreciation rights held by, or credited to, Executive that would, in accordance with their terms, generally become vested, if at all, upon the achievement of specified performance objectives (and not on the basis of the passage of time and the continued performance of service) (“Equity Performance Awards”) shall be converted into a number of shares of restricted stock or restricted stock units of PFG (or, in the case of a Reorganization Transaction, in respect of the common stock of the Surviving Corporation) that will vest, if at all, subject to Executive’s continued performance of services, on the date on which the corresponding performance period would otherwise have expired. With respect to Equity

Performance Awards, if the Change of Control occurs within one year of the commencement of the performance period the Executive will be issued a number of shares of restricted stock or restricted stock units (or, in the case of a Reorganization Transaction, the common stock of the Surviving Corporation) equal to the number of the Employee’s Performance Shares. If the Change of Control occurs on or after the first anniversary of the commencement of the performance period, the number of such shares of restricted stock and restricted stock units (or, in the case of a Reorganization Transaction, the common stock of the Surviving Corporation) shall be determined based on actual performance against the stated performance criteria through the Effective Date, projected out to the end of the corresponding performance period, but shall not be adjusted due to the fact that the Effective Date occurs prior to the end of the stated performance period. Each of Executive’s outstanding stock options or stock appreciation rights and any outstanding equity or equity-based awards held by, or credited to, Executive that would, in accordance with their terms, generally become vested, if at all, on the basis of the passage of time and the continued performance of service (such options, rights and other awards collectively referred to as the “Equity Service Awards”) shall continue to be honored in accordance with the terms of such award, except that, if the Effective Date occurs in connection with a Reorganization Transaction, such Equity Service Awards shall be converted into equity or equity-based awards of a similar type and nature related to the common stock of the Surviving Corporation using the same exchange ratio as is applicable to shareholders of PFG (or, where shareholders receive any consideration other than in common stock) based on the relative values of the PFG and Surviving Corporation common stock on or about the date the transaction closes, using valuation principals permitted under Treas. Reg. §1.424-1. Notwithstanding the foregoing provisions of this Section 3.3 any conversion into equity or equity-based awards related to the common stock of the Surviving Corporation shall only occur to the extent the agreement pursuant to which the Reorganization Transaction is effected provides for such conversion, and, if such agreement does not provide for such a conversion as to some or all of Executive’s Equity Performance Awards or Equity Service Awards, then such portion of Executive’s Equity Performance Awards or Equity Service Awards (regardless of the terms upon which such Awards would otherwise vest) shall become fully vested, exercisable and /or distributable upon the Effective Date, and unless the Human Resources Committee of the Board, (or such other committee of the Board to which the Board shall have delegated authority for such decision), as constituted immediately prior to a Reorganization Transaction (the “Committee”), determines in accordance with the LTIP that no equity or equity based award shall be settled in cash, the value of such Awards will be paid to Executive in cash. The value of such Equity Performance Awards or Equity Service Awards shall be determined based on the proceeds received by shareholders for a share of PFG common stock in such Reorganization Transaction (with any question pertaining to the value received by shareholders to be conclusively determined by the Board of PFG (or any duly authorized committee thereof), as constituted immediately prior to the Effective Date. Notwithstanding anything else in this Section 3.3 to the contrary, to the extent that any restricted stock unit or other LTIP Award constitutes deferred compensation for purposes of Section 409A, no payment in respect thereof shall be accelerated (i) upon the occurrence of a Change of Control unless such event also constitutes a change in the ownership or effective control of PFG, or a change in the ownership of a substantial portion of PFG’s assets, in any case, within the meaning of such Section 409A and (ii) to a date earlier than its otherwise specified payment date except upon Executive’s death or a Change of Control (subject to the limitations set forth in subclause (i)).

3.4Unfunded Deferred Compensation and Co-Investment. On the Effective Date, Executive shall become fully vested in all benefits or awards previously accrued under any deferred compensation Plan (including any SERP and defined contribution excess plan) or co-investment Plan that is not qualified under Section 401(a) of the Code. Such benefits shall be paid to the Executive in accordance with the distribution provisions of the applicable Plan and any elections as to the form and time of distributions made by Executive in accordance with the terms of such Plan (or, if no such elections shall be effective, pursuant to the default distribution provisions of the applicable Plan).

Article IV.

Termination of Employment

4.1Disability.

(a)During the Employment Period, the Company may terminate Executive’s employment at any time because of Executive’s Disability by giving Executive or Executive’s legal representative, as applicable, (i) written notice in accordance with Section 10.7 of the Company’s intention to terminate Executive’s employment pursuant to this Section and (ii) a certification of Executive’s Disability by a physician selected in accordance with subsection (b) below. Executive’s employment shall terminate effective on the 30th day after Executive’s receipt of such notice (which such 30th day shall be deemed to be the date of the Disability) unless, before such 30th day, Executive shall have resumed the full-time performance of Executive’s duties.

(b)“Disability” means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under this Agreement in the medical judgment of a physician mutually selected by Executive and the Company. If Executive and the Company cannot agree on the physician to be selected, each shall designate a physician, and the two physicians thus designated shall select the physician to make the disability determination.

4.2Death. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

4.3Termination for Cause. During the Employment Period, the Companies may terminate Executive’s employment for Cause solely in accordance with all of the substantive and procedural provisions of this Section 4.3.

(a)Definition of Cause. For purposes of this section 4.3, “Cause” means any one or more of the following:

(1)Executive’s commission of a felony or other crime involving fraud, dishonesty or moral turpitude;

(2)Executive’s willful or reckless material misconduct in the performance of Executive’s duties;

(3)Executive’s habitual neglect of duties; or

(4)Executive’s willful or intentional breach of this Agreement;

provided, however, that for purposes of clauses (2), (3) and (4), Cause shall not include any one or more of the following:

(A)Executive’s bad judgment;

(B)Executive’s negligence, other than Executive’s habitual neglect of duties or gross negligence;

(C)any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company or which was required by applicable law or administrative regulation, in either case without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled; or

(D)failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures.

(b)Procedural Requirements for Termination for Cause. In connection with any attempted termination for Cause, each of the following procedures shall be strictly observed:

(1)Board Meeting. A meeting of the Board shall be held at which the Board shall discuss the question of whether Executive’s acts or omissions constitute Cause and, if so, whether to terminate Executive’s employment for Cause;

(2)Notice of Consideration. Not less than 30 days prior to the date of the Board meeting referenced above, the Company shall provide Executive and each member of the Board written notice (a “Notice of Consideration”) including a detailed description of Executive’s acts or omissions alleged to constitute Cause, (y) the date, time and location of such meeting of the Board, and (z) Executive’s rights under clause (3) below;

(3)Opportunity to Respond. Executive shall have the opportunity to present to the Board a written response to the Notice of Consideration; and

(4)Cause Determination. Executive’s employment may be terminated for Cause only if (x) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Section, (y) the Board makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”) and (z) the Company thereafter provides Executive with a Notice of Termination which specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration. Any Cause determination shall require the affirmative vote of a majority of the members of the Board.

(ii)Standard of Review. In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the Cause determination referenced in clause (4)(y) of Section 4.3(b), have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of Section 4.3(b).

4.4Good Reason. During the Employment Period, Executive may terminate Executive’s employment for Good Reason in accordance with the substantive and procedural provisions of this Section 4.4.

(a)Good Reason Definition. For purposes of this Section 4.4, “Good Reason” means the occurrence of any one or more of the following actions or omissions during the Employment Period:

(1)any failure to pay Executive’s Base Salary in violation of Section 3.2(a) or any failure to increase Executive’s Base Salary to the extent, if any, required by such Section;

(2)any failure to pay Executive’s Annual Bonus or any reduction in Executive’s bonus opportunity, in either case in violation of Section 3.2(b);

(3)any material adverse change in Executive’s position (including offices, titles, or reporting requirements, but not reporting responsibilities), authority or duties as contemplated by Section 3.1(a)(i);

(4)any material reduction in aggregate compensation and benefits as provided in Article III;

(5)requiring Executive to be based at any office or location other than the location specified in Section 3.1(a);

(6)any other material breach of this Agreement by any of the Companies;

(7)any Termination of Employment by the Companies that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a Termination of Employment without Cause for all purposes of this Agreement); or

(8)the failure at any time of a successor to the Companies explicitly to assume and agree to be bound by this Agreement.

(b)Determination of Good Reason. Any reasonable determination by Executive that any of the events specified in Section 4.4(a) above has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes that Executive did not have any reasonable basis for such determination.

(c)Notice by Executive. In the event of any Termination of Employment by Executive for Good Reason, Executive shall as soon as practicable thereafter notify the Company of the events constituting such Good Reason by a Notice of Termination. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided that no act or omission by the Company shall qualify as Good Reason if Executive’s Termination of Employment occurs more than 12 months after Executive first obtains actual knowledge of such act or omission.

Article V.

Company’s Obligations Upon Certain Terminations of Employment

5.1Termination During the Employment Period. If during the Employment Period the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates employment for Good Reason, the sole obligations of the Companies to Executive under this Agreement shall be as described in this Section 5.1.

(a)Separation Payments. The Companies shall pay or provide Executive, in addition to all vested rights arising from Executive’s employment as specified in Article III, the following benefits, at the times specified below:

(i)Accrued Obligations. The Current Obligations shall be paid within 30 days of the Termination Date. All other Accrued Obligations will be paid at the times and in accordance with (x) the terms and conditions specified in Section 5.1(a)(iii), if applicable, and (y) in the case of amounts not described in such Section 5.1(a)(iii), the terms and conditions of the Plan under which such obligations have accrued.

(ii)Prorated Bonus for Year of Termination. Within 45 days after the Termination Date, Executive’s Pro-rata Annual Bonus or Pro-rata Periodic Bonus, as applicable, reduced (but not below zero) by any amount previously paid to Executive with respect to such Annual Bonus for the fiscal year or Periodic Bonus for the fiscal period in which the Termination Date occurs.

(iii)Unvested Plan Benefits, Deferred Pensions, Pension Enhancements, and Co-investment. All amounts previously deferred by, or accrued to the benefit of, Executive under any Non-Qualified or co-investment Plans, whether vested or unvested as of the Termination Date, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Companies (whether pursuant to Section 3.4 or otherwise), shall be paid to the Executive in accordance with the distribution provisions of the applicable Plan and any elections as to the form and time of distributions made by Executive in accordance with the terms of such Plan (or, if no such elections shall be effective, pursuant to the default distribution provisions of the applicable Plan). In addition, the Executive shall be entitled to receive (at the same time and in the same form as such amount would have been payable if it were part of the benefit accrued under the terms of the applicable Non-Qualified Plan or, in the case of any additional benefit related to a Qualified Plan, the Non-Qualified Plan which primarily supplements the benefit payable under such Non-Qualified Plan) the benefit the Executive would have accrued under such defined benefit Plan (whether a Qualified Plan or a Non-Qualified Plan) if Executive had become fully vested in all such previously-unvested benefits.

(iv)Multiple of Salary and Bonus. On the first business day six months and one-day after the Termination Date, an amount equal to two (2.0) times the sum of Executive’s (x) Base Salary and (y) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of determining the amount payable under this clause (iv).

(v)Stock Incentive Awards. On the Termination Date, which for the purposes of determining the vesting date of awards under this Section 5.1(a)(v) shall be determined without giving effect to the second sentence of the definition of Termination of Employment, Executive shall (i) become fully vested in, and may thereafter exercise in whole or in part, in accordance with the terms thereof, all outstanding stock options, stock appreciation rights, or similar incentive awards and (ii) become fully vested in all shares of restricted stock, performance share, restricted stock units, deferred stock units and similar awards, regardless of whether such awards would otherwise vest based upon the passage of time and the continued performance of services, or upon the achievement of specified performance criteria. Payment in respect of any award referenced in subclause (ii) of the immediately preceding sentence that is not restricted property within the meaning of Section 83 of the Code shall be made on the earlier to occur of (x) the first business day six months and one day after the Termination Date and (y) the date on which the award would be payable, absent such termination.

(vi)Life Insurance Opt-Out Income. If Executive has waived all life insurance benefits in excess of $50,000 in coverage, Executive shall receive a lump sum amount, on the first business day six months and one day after the Termination Date, determined using a discount rate equal to that then prevailing for immediate annuities under the rules of the Pension Benefit Guaranty Corporation, equal to the present value of 36 monthly opt-out income payments (based on the monthly amount of such opt-out income payments payable immediately prior to the Effective Date).

(vii)Section 409A. Notwithstanding anything else contained in this Section 5.1(a) to the contrary, nothing in this Section 5.1(a) (including, without limitation, Section 5.1(a)(v)) shall be construed to accelerate the payment of any compensation under any award that constitutes deferred compensation under Section 409A of the Code and that was awarded prior to the date of this Agreement.

(b)Continuation of Welfare Benefits. The Companies shall continue to provide to Executive and Executive’s family Welfare Benefits for the periods specified below which are at least as favorable as the most favorable plans applicable to Peer Executives who are actively employed after the Termination Date and their families, except and unless Executive has exercised the option to waive all life insurance benefits over $50,000, in which case Executive will continue to have $50,000 in life insurance coverage. The cost of such Welfare Benefits to Executive shall not exceed the cost of such Welfare Benefits to actively employed Peer Executives as applicable from time to time. Coverage under whichever of the Company’s group health and medical plans in which Executive was participating prior to the Date of Termination or, to the extent such continued coverage cannot be provided under any such plan (or cannot be provided without adverse tax consequences for the Company, Executive or other participants), under such individual or group insurance policy under which the Executive may obtain coverage and that is most similar to the coverage available under such group health plan(s), for each of the following two periods (i) from the Executive’s Date of Termination until and including the day before the 19-month anniversary of such Date of Termination; and (ii) from the 19 month anniversary of the Executive’s Date of Termination and continuing until the day before the 37-month anniversary of the Executive’s Date of Termination. Coverage under whichever of the Company’s other welfare benefit plans in which Executive was participating prior to the Date of Termination or, to the extent such continued coverage cannot be provided under any such plan (or cannot be provided without adverse tax consequences for the Company, Executive or other participants), under such individual or group insurance policy under which the Executive may obtain coverage and that is most similar to the coverage available under the applicable Company plan(s), for each of the following two periods (i) from the Executive’s Date of Termination until and including the last day of the second calendar year commencing after such Date of Termination; and (ii) from the first day of the third calendar year commencing following the Executive’s Date of Termination and continuing until and including the day before the 37-month anniversary of the Executive’s Date of Termination. Executive’s rights to elect any post-termination continuation coverage or any conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980B of the Code, shall run concurrently with the benefits provided under this Section 5.1(b). Notwithstanding anything herein to the contrary, (i) continuation of any such Welfare Benefits shall cease if and when Executive is eligible to receive any similar Welfare Benefit- provided by the Executive’s subsequent employer (if any) and (ii) if coverage for Executive and Executive’s family members under any Company welfare benefit plan can be continued, but subject to adverse tax consequences to the Company or Executive, the party suffering such adverse tax consequences may nonetheless elect to have the coverage under the applicable Company plan continue (and to accept such adverse tax consequences) by written notice to the other party.

(c)Outplacement. The Companies shall provide 12 months of outplacement services to Executive through an outplacement firm selected by Companies, to begin prior to the end of the first calendar year commencing after such Termination Date.

(d)Indemnification. The Executive shall be indemnified and held harmless by the Companies to the greatest extent permitted under applicable Iowa law (or the law of the State of incorporation of any successor or Surviving Corporation) as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits a Company to provide broader indemnification than was permitted prior to such amendment) and the Companies’ respective by-laws as such exist on the Agreement Date if the Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of a Company or any other entity which the Executive is or was serving at the request of a Company (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by the Executive or to which the Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 6.1(a) (concerning reimbursement of certain costs and expenses). Upon receipt from Executive of (i) a written request for an advancement of expenses that Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that Executive is not entitled to indemnification under this Agreement or otherwise, PFG shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter.

5.2Expense Reimbursements. Notwithstanding anything else in this Section 5.2 to the contrary, payment of any expenses to be reimbursed pursuant to Section 5.1(b) and (c) shall be made at the earliest of (i) the time specified in Section 5.1, (ii) the time specified in the applicable plan, program, policy or arrangement and (iii) the end of the calendar year following the year in which such benefit is provided or such expense is incurred.

5.3Waiver and Release. Notwithstanding anything herein to the contrary, none of the Companies shall have any obligation to Executive under Section 5.1 or Article VI unless and until Executive executes a release and waiver in favor of PFG, the Companies, and their Affiliates, in substantially the same form as attached hereto as Exhibit A on or before the date specified in such form for delivery of the required release.

5.4Termination by the Company for Cause. If the Companies terminate Executive’s employment for Cause during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be to pay Executive, pursuant to their then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the Termination Date, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans. Any LTIP Bonus shall be governed according to the terms of the applicable LTIP Award.

5.5Termination by Executive Other Than for Good Reason. If Executive elects to retire or otherwise terminate employment during the Employment Period other than for Good Reason, Disability or death, the sole obligations of the Companies to Executive under Articles III and V shall be to pay Executive, pursuant to their then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the Termination Date, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans. Any LTIP Bonus shall be governed according to the terms of the applicable LTIP Award.

5.6Termination by the Company for Disability. If the Companies terminate Executive’s employment by reason of Executive’s Disability during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be as follows:

(a)to pay Executive, pursuant to the Company’s then effective Plans, a lump-sum cash amount equal to the Current Obligations determined as of the Termination Date, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans, and

(b)to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under Plans of the Company to any Peer Executive.

Any LTIP Bonus shall be governed according to the terms of the applicable LTIP Award.

5.7409A Payment Provisions. To the extent any payment is made hereunder on the first business day six months and one day after Executive’s Termination Date, such delay has been imposed to comply with Section 409A. If any such payment is made under the terms of any applicable plan, program or arrangement, whether and the extent to which any interest or other compensation shall be payable with respect to such delay in payment shall be determined in accordance with the terms of the applicable plan, program or arrangement under which such payment is to be made. If the payment is not made under such a plan, program or arrangement, or if such plan, program or arrangement is silent on the question of interest, interest shall be payable based on the then current short-term applicable federal rate (as determined under Section 1274(d) of the Code).

5.8If upon Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be as follows:

(a)to pay Executive’s Beneficiary, pursuant to the Company’s then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the date of Executive’s death, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans; and

(b)to provide Executive’s Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of Peer Executives.

Any LTIP Bonus shall be governed according to the terms of the applicable LTIP Award.

5.9Limits on Payments by the Company.

(a)Imposition of Payment Cap. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate, whether pursuant to any Plan or otherwise (the “Covered Payments”),

(i)would be an “excess parachute payment” as defined in Section 280G of the Code (the “Parachute Payments”), which would subject the Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and

(ii)the net after-tax benefit to the Executive would be greater (taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level) were the amount of the Covered Payments reduced to the maximum amount of payments that could be paid without the Executive being subject to the Excise Tax (the “Safe Harbor Amount”), then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the extent necessary such that the Covered Payments do not exceed the Safe Harbor Amount (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits under this subsection, such payments and benefits shall be reduced in connection with the application of the Payment Cap in the following manner: first the Executive’s severance benefits payable under Section 5.1(a)(v) shall be reduced, followed by, to the extent necessary and in order, the enhanced benefits payable under Section 5.1(a)(iii), any life insurance opt out income payable under Section 5.1(a)(vi), the continuation of benefits provided under Section 5.1(b), the Pro-rata Annual Bonus or Pro-rata Periodic Bonus payable under Section 5.1(a)(ii), the stock incentive awards payable under Section 5.1(a)(v), and finally the Accrued Obligations.

(b)Calculation of Benefits. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i)such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant selected by PFG prior to the Effective Date or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), that the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” (including by reason of Section 280G(b)(4) of the Code), and

(ii)the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 5.9 (or this Section 5.9 is determined not to be applicable to the Executive because the Accountants conclude that the Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the parties in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Executive or for the Executive’s benefit are in an amount that would result in the Executive being subject an Excise Tax and, taking into account the amount of such aggregate parachute payments specified in such Final Determination, the Payment Cap should have been applied, then the amount equal to the excess parachute payments made to the Executive shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive.

If the Executive receives reduced payments and benefits under this Section 5.9 and it is established pursuant to a Final Determination that, notwithstanding the good faith of the parties in applying the terms of this Agreement, either the Payment Cap should not have been applied to the Executive or the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall pay the Executive within 30 days following such Final Determination an amount equal to the excess of (i) the amount of Covered Payments that would have been payable to the Executive without regard to this Section 5.9 or that could have been paid without exceeding the Payment Cap, whichever is applicable, over (ii) the reduced amount actually paid to the Executive by reason of the application of this Section 5.9, together with interest on such excess amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date payment would have been made to the Executive of such excess amount (or any portion thereof) but for the application of the Payment Cap.

Article VI.

Expenses, Interest and Dispute Resolution

6.1Legal Fees and Other Expenses.

(a)If Executive incurs legal fees or other expenses (including expert witness and accounting fees and arbitration costs and expenses under Section 6.3) in an effort to secure, preserve, or obtain benefits under this Agreement, the Companies shall reimburse Executive on a current basis (in accordance with Section 6.1(b)) for such fees and expenses.

(b)Reimbursement of legal fees and expenses related to such legal fees shall be made monthly within 60 days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred. Any such submission shall be made not later than November 15 of the calendar year in which such expenses were incurred, and all such expenses shall be reimbursed not later than the end of such following calendar year.

(c)If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by any Company hereunder, and the Companies establish that Executive had no reasonable basis for Executive’s claim hereunder, or for Executive’s response to any Company’s claim hereunder, or that Executive acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

6.2Interest. If any amount due to Executive under this Agreement is not paid within ten business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 300 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

6.3Binding Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof, or any benefit or alleged benefit hereunder, shall be submitted to and settled by binding arbitration in Des Moines, Iowa, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any dispute, controversy or claim submitted for resolution shall be submitted to three (3) arbitrators. The Company involved in the dispute, controversy or claim, or PFG if more than one Company is so involved, shall select one arbitrator, the Executive shall select one arbitrator and the third arbitrator shall be selected by the first two arbitrators. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne by the Companies, except that Executive’s expenses shall be handled according to Section 6.1. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Notwithstanding anything to the contrary contained in this Section 6.3 or elsewhere in this Agreement, either party may bring an action in the District Court of Polk County, or the United States District Court for the Southern District of Iowa, if jurisdiction there lies, in order to maintain the status quo ante of the parties. The “status quo ante” is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement. Notwithstanding anything to the contrary contained in this Section 6.3 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrators. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37 of the Federal Rules of Civil Procedure.

Article VII.

No Set-off or Mitigation

7.1No Set-off by Company. Except as otherwise expressly provided in Section 8.6, Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no setoff, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement.

7.2No Mitigation. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

Article VIII.

Covenants in Favor of the Company

8.1Confidential Information. The Executive acknowledges that in the course of performing services for the Companies and Affiliates, Executive may create, develop, learn of, receive or contribute non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Companies and their Affiliates or their products, services, businesses, operations, applicants, employees, customers, or other third parties including vendors, whether in tangible or intangible form, and that the Companies or their Affiliates desire to protect and keep secret and confidential, including trade secrets and information from third parties that the Companies or their Affiliates are obligated to keep confidential (“Confidential Information”). Confidential Information shall not include: (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of the Companies that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of any Company. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Companies and their Affiliates, and that disclosure of Confidential Information would cause damage to the Companies and their Affiliates. The Executive agrees that, except (i) as required by the duties of Executive’s employment with any of the Companies or their Affiliates, (ii) in connection with enforcing the Executive’s rights under this Agreement or (iii) if compelled by a court or governmental agency, Executive will not, without the consent of PFG, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during Executive’s employment with any of the Companies or their Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or any other person or entity other than the Companies or the Affiliates; provided that, in the circumstances referenced in clause (iii), no exception shall apply unless prior written notice of such disclosure is given to PFG. These obligations shall commence on the Agreement Date and shall continue during and after the termination of Executive’s employment (whether or not after the Effective Date).

Notwithstanding anything in this Agreement to the contrary, this Agreement does not (a) prohibit Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Companies or their Affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Companies or their Affiliates that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Companies or their Affiliates or (b) require Executive to obtain the approval of, or give notice to, any the Company or any of its representatives to take any action permitted under subclause (a).

8.2Non-Competition. During the period beginning on the Agreement Date and ending at the date specified below, Executive shall not at any time, directly or indirectly, in any capacity:

(a)engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after the Termination Date this Section 8.2 shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business.

(b)make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) create a conflict of interest between Executive’s duties under this Agreement and Executive’s interest in such investment.

Executive’s obligations to the Companies under this Section 8.2 shall expire on the first to occur of any of the following three events:

(x)	the expiration of this Agreement prior to the occurrence of an Effective Date,
(y)

the first anniversary of Executive’s Termination Date if (I) Executive’s employment is terminated by the Company other than for Disability or Cause or (II) Executive’s employment is terminated by Executive for Good Reason, and Executive receives benefits (other than the payment of the Accrued Obligations) under Article V, or

(z)	Executive’s Termination Date, if such Termination Date occurs other than as a result of a termination described in clause (y) of this Section 8.2.

8.3Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of any Termination Date, whether or not after an Effective Date or the expiration of the term of this Agreement, Executive shall not, directly or indirectly:

(a)other than in connection with the good-faith performance of Executive’s duties as an officer of any Company or its Affiliate, encourage any employee or agent of any Company or its Affiliate to terminate their relationship with any Company or its Affiliate;

(b)employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, any employee or agent of any Company or its Affiliate (other than by any Company or its Affiliate), or cause or encourage any Person to do any of the foregoing;

(c)establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of any Company or its Affiliate;

(d)if Executive is currently employed by or providing service to any Company or its Affiliate, interfere with the relationship of any Company or its Affiliate with, or endeavor to entice away from any Company or its Affiliate, any Person who was or is a customer or supplier of, or maintained or maintains a business relationship with, any Company or its Affiliate; or

(e)if Executive no longer is employed by or providing service to any Company or its Affiliate, interfere with the relationship of any Company or its Affiliate with, or endeavor to entice away from any Company or its Affiliate, any Person (i) who was or is a customer or supplier of, or maintained or maintains a business relationship with, any Company or its Affiliate, and (ii) with whom Executive has had any Interaction or about whom Executive has acquired Confidential Information.

The term “Interaction,” as used in this Section 8.3, means any communication of any kind (whether in-person, telephonic, via e-mail, text message, or any other means, and whether such communication was sent directly or indirectly to Executive or directly or indirectly by Executive), where such communication was made in the course of Executive’s employment; and where such communication was made within the 24 months preceding Executive’s Termination Date.

To the extent Executive is bound by any similar restrictions on solicitation under any other agreement entered into in connection with any compensatory grant or award, or under the terms of any Plan, Executive hereby agrees that all such obligations will be cumulative, and the obligations set forth in this Section 8.3 will be in addition to, and not in place of, all such other obligations.

8.4Intellectual Property. During the term of this Agreement, Executive shall disclose immediately to the Companies all ideas, inventions and business plans that Executive makes, conceives, discovers or develops alone or with others during the course of Executive’s employment with the Companies, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of the Companies or any customer or supplier to the Companies or any of the products or services being developed, manufactured, sold or otherwise provided by the Companies or that may be used in relation therewith; or (ii) result from tasks assigned to Executive by the Companies; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Companies. Executive agrees that any Work Product shall be the property of the Companies and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Companies all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

(a)Each of the Companies hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of any of the Companies was used and which was developed entirely on the

Executive’s own time, unless: (i) the invention relates (a) to the business of any of the Companies, or (b) to actual or demonstrably anticipated research or development of any of the Companies, or (ii) the invention results from any work performed by the Executive for any of the Companies.

(b)Executive agrees that upon disclosure of Work Product to the Companies, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Companies, execute all such documents and perform all such acts any of the Companies or any of their duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of one or more of the Companies alone (unless the Companies otherwise direct) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)In the event that all of the Companies are unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints each of the Companies and each of their duly authorized officers and agents as his agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

8.5Reasonableness of Restrictive Covenants.

(a)Executive acknowledges that the covenants contained in Sections 8.1, 8.2, 8.3 and 8.4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the legitimate interests of each of the Companies in their respective Confidential Information and their relationships with their employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(b)Each of the Companies and Executive have consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that Executive’s observance of the covenants contained in Sections 8.1, 8.2, 8.3 and 8.4 will not deprive Executive of the ability to earn a livelihood or to support Executive’s dependents.

8.6Right to Injunction; Survival of Undertakings.

(a)In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 8.1, 8.2, 8.3 and 8.4, the parties agree that it would be impossible to measure solely in money the damages which any of the Companies would suffer if Executive were to breach any of Executive’s obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Companies. Accordingly, Executive agrees that if Executive breaches any of the provisions of such Sections, each of the Companies shall be entitled, in addition to any other remedies to which such Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that such Company has an adequate remedy at law for any such breach.

(b)If a court determines that any of the covenants included in this Article VIII is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(c)Except as otherwise expressly provided in this Article VIII, the provisions of this Article VIII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the term of this Agreement.

Article IX.

Non-Exclusivity of Rights

9.1Waiver of Certain Other Rights. To the extent that lump sum cash severance payments are made to Executive pursuant to Article V, Executive hereby waives the right to receive severance payments or severance benefits under any other Plan or agreement with any of the Companies; provided, however, that if Executive’s employment was terminated prior to the Effective Date but is deemed to terminate after the Effective Date pursuant to Section 1.2, Executive shall be entitled to retain any severance payments or benefits paid in connection with such termination, but such amounts shall apply as an offset against the benefits payable under Article V hereof.

9.2Other Rights. Except as expressly provided in Section 9.1 or elsewhere in this Agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with any of the Companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

9.3No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and each of the Companies retains the right to terminate the Executive’s employment at any time for any reason or for no reason.

Article X.

Miscellaneous

10.1No Assignability. This Agreement is personal to Executive and without the prior written consent of each of the Companies shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

10.2Successors. This Agreement shall inure to the benefit of and be binding upon each of the Companies and its respective successors and assigns. Each of the Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that such Company would have been required to perform it if no such succession had taken place. In addition, unless the Executive shall otherwise affirmatively consent in writing as a condition to such transfer, if any of the Companies or any other entity treated as a successor under this Section 10.2 (a “Transferring Employer”) shall transfer the employment of Executive to any majority-owned Affiliate of any of the Companies or any successor in interest to any of the Companies, such Affiliate (the “New Employing Entity”) shall be deemed a successor to such Transferring Employer and shall be deemed, by reason of accepting such transfer of employment, to assume and agree to perform this Agreement in the same manner and to the same extent that such Transferring Employer would have been required to perform it if no such transfer of employment had taken place and the Transferring Company shall also remain liable to the Executive under this Agreement. Any successor to the business or assets of any of the Companies which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise and any New Employing Entity shall be jointly and severally liable under this Agreement with the Companies and any Transferring Employer as if such successor were one of the Companies.

10.3Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive under the Companies’ group life insurance plan (each, a “Beneficiary”). If no such beneficiary is so designated, the Executive’s estate shall be his or her Beneficiary. If Executive participates in more than one group life insurance plan, Executive’s Beneficiary shall be the person(s) named as Executive’s beneficiary under whichever such plan provides Executive the largest amount of insurance coverage.

10.4Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

10.5Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

10.6Amendments. Except as expressly provided in the second sentence hereof, this Agreement may not be amended or modified except by written instrument executed by or on behalf of each of the Companies and Executive. Notwithstanding the foregoing, the Board or any duly authorized committee thereof may amend this Agreement at any time or from time to time, in any way (other than an amendment that has the effect of terminating this Agreement other than in the manner specified in Article I) without the consent of Executive, but no such amendment shall take effect until the first anniversary after it is approved or adopted by the Board or such committee and shall be of no force and effect (unless the Executive otherwise elects in writing) if either (i) the Effective Date or (ii) a Pre-Change of Control Event occurs prior to the time such amendment would otherwise have become effective; provided, however, that if the Board determines in good faith that a Pre-Change of Control Event will not result in a Change of Control, such an amendment shall become effective as of the later of (i) the date the Board makes that determination or (ii) the first anniversary of the date such amendment was adopted.

10.7Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by a nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to Executive at Executive’s most recent home address on file with the Companies.

If to any Company:

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa 50392

Attention: Chief Human Resources Officer

Facsimile No.: (515) 235-9852

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

10.8Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

10.9Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without regard to its choice of law principles.

10.10Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

10.11Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include all genders.

10.12Tax Withholding. The Companies may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld pursuant to any applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

10.13Waiver. Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

10.14Joint and Several Liability. The obligations of the Companies (and of any successor to any of the Companies) to Executive under this Agreement shall be joint and several.

10.15Entire Agreement. This Agreement contains the entire understanding of each of the Companies and Executive with respect to its subject matter and supercedes any prior agreement whether written or oral, dealing with the subject matter hereof including, without limitation, any Prior Agreements.

IN WITNESS WHEREOF, Executive, Principal Financial Group, Inc., Principal Financial Services, Inc., and Principal Life Insurance Company have executed this Change of Control Employment Agreement as of the date first above written.

EXECUTIVE

[INSERT EXECUTIVE NAME]
PRINCIPAL FINANCIAL GROUP, INC.

By:
Title:Senior Vice President & Chief Human
Resources Officer

PRINCIPAL FINANCIAL SERVICES, INC.

By:
Title:Senior Vice President & Chief Human
Resources Officer

PRINCIPAL LIFE INSURANCE COMPANY

By:
Title:Senior Vice President & Chief Human
Resources Officer

EXHIBIT A

WAIVER AND RELEASE

This agreement, release and waiver (the “Release”), made as of the ___ day of ________________, _____, is made by and among Principal Financial Group, Inc., a Delaware corporation, Principal Financial Services, Inc., an Iowa corporation, Principal Life Insurance Company, an Iowa corporation (collectively “Company”), and _____________________ (“Executive”).

WHEREAS, the Company and Executive have entered into a Change of Control Employment Agreement dated     (“Agreement”);

NOW THEREFORE, in consideration for receiving benefits and severance pursuant to the Agreement, and in consideration of the representations, covenants and mutual promises set forth in this Release, the parties agree as follows:

1.Delivery Requirement. To be and become effective, and to thereby entitle the Executive to the benefits described in Section 5.1 of the Agreement (which, coupled with the Company’s release contained herein, constitute the consideration for the execution of this Release), this Release must be executed by the Executive and delivered to the Company by no later than 30 days following the Termination Date. Provided that the Executive shall not have exercised Executive’s right to revoke this Release, as specified in Paragraph 7 below, the Company will execute and deliver this Release to the Executive not later than eight days following the delivery by the Executive of this Release to the Company.

2.

Release. Except with respect to the Company’s obligations under the Agreement, the Executive, on behalf of Executive and Executive’s heirs, executors, assigns, representatives, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company or an affiliate of Company; the Executive’s termination of employment with the Company or an affiliate of the Company; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute, ordinance or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the Americans with Disabilities Amendments Act of 2009; the Lilly Ledbetter Fair

Pay Act of 2008; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the implied covenant of good faith and fair dealing. This Release does not apply to any benefits to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan.

3.

Government Claims Exception. Nothing in this Release or Waiver prevents Executive from filing a claim with, or participating in a proceeding, or cooperating with a government agency or other regulator, that is responsible for enforcing a law on behalf of the government, including, but not limited to, the Securities and Exchange Commission and the Equal Employment Opportunity Commission, none of which shall violate any provision of this Release and Waiver. However, because Executive is waiving and releasing all claims for monetary damages and any other form of personal relief, Executive may only seek and receive non-personal forms of relief through any such claim.

4.

Release by Company. Except with respect to the Executive’s obligations under the Agreement, including but not limited to the covenants entered into pursuant to the eligibility requirements of the Agreement, and as otherwise provided in the provison at the end of this sentence, the Company, and its agents, subsidiaries, attorneys, representatives, successors, and assigns, hereby release, acquit and forever discharge the Executive, and Executive’s heirs, executors, assigns, representatives, agents, legal representatives, and personal representatives, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release, including but not limited to: any and all claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company or a Company affiliate (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, under, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of the Confidentiality Agreement executed by Executive, or (iii) any policy of the Company, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

5.

No Filing of Any Proceeding. Executive acknowledges that Executive has not filed, nor will Executive initiate or cause to be initiated on her behalf, any complaint, charge, claim or proceeding against any of the Company Entities before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof (each individually a “Proceeding”); provided that the foregoing will not limit, or be used to justify interfering with, any right Executive may have to file a charge or compliant with, or participate in an investigation or proceeding conducted by, the EEOC. Executive waives any right to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding.

6.

No Inducement. Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth in this Release and the Agreement, that the Executive is entering into this Release without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release and the Agreement.

7.Damages. The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Release. It is also agreed that, in the event of a breach of this Release by Executive, the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and payments under the Agreement.

8.Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:

(a)	Executive has read this Release and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Release.
(b)	Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Release.
(c)

Executive was given the opportunity to consider the terms of this Release for at least 21 days before signing it. To the extent that Executive executes this Release prior to the expiration of such 21-day period, Executive has done so knowingly and voluntarily, and has expressly waived the right to consider this Release for the full 21-day period.

Executive understands that, if Executive signs the Release, Executive may revoke it within seven days after signing it, and that Executive’s right to revoke this Release during such period may not be waived or otherwise curtailed. Any such revocation must be made in a signed letter executed by the Executive and received by the Company, at the address specified in the notice provisions contained in Section 10.7 of the Agreement, no later than 5:00 p.m. on the seventh day after the Executive has executed this Release. Executive understands that this Release will not be effective until after the seven-day period has expired.

9.Reaffirmation of Covenants. Executive agrees, understands and acknowledges that, to the extent expressly provided in Article VIII of the Agreement, Executive is bound by certain covenants in favor of the Company with regard to confidential information, non-solicitation and intellectual property, which continue in full force and effect as specified in the Agreement following Executive’s termination of employment with the Company and the execution of this Release. Executive agrees, understands and acknowledges that the non-competition covenant contained in Section 8.2 of the Agreement shall continue in full force and effect the first anniversary of the date Executive’s employment terminates.

10.Severability. If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

11.Amendment. This Release shall not be altered, amended, or modified except by written instrument executed by the Companies and the Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.

12.Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

13.Headings. The headings of this Release are not part of the provisions hereof and shall not have any force or effect.

14.Applicable Law. The provisions of this Release shall be interpreted and construed in accordance with the laws of the State of Iowa without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates specified below.

EXECUTIVE

Date:

PRINCIPAL FINANCIAL GROUP, INC.

By:

Title:

Date:

PRINCIPAL FINANCIAL SERVICES, INC.

By:

Title:

Date:

PRINCIPAL LIFE INSURANCE COMPANY

By:

Title:

Date: